Exhibit 23

Consent of Independent Registered Public Accounting Firm

Hauppauge Digital, Inc.

Hauppauge, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8, filed with the Securities and Exchange Commission on April 28, 1997, October 4, 1999, September 29, 2000, September 29, 2000, December 2, 2002, September 24, 2003, May 11, 2004 and December 17, 2004, respectively of Hauppauge Digital, Inc. and Subsidiaries (the “Company”), of our report dated December 16, 2005, on the consolidated financial statements of the Company which appears in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Melville, New York

December 27, 2005